Exhibit 99.1

CVD Equipment Corporation Announces Record 2011 Results

RONKONKOMA, N.Y., (Business Wire) – August 10, 2011 - (NASDAQ: CVV – News) CVD Equipment Corporation, a leading provider of custom chemical vapor deposition systems, today announced record Revenue, Income and Backlog.

Revenue for the three and six months ended June 30, 2011 was $7,508,000 and $13,713,000 respectively, an increase of 122.1% and 93.1% over the $3,381,000 and $7,103,000 revenue achieved during the three and six months ended June 30, 2010.

Income from operations for the three and six months ended June 30, 2011 was $1,202,000 and $2,079,000 as compared to income of $126,000 and $73,000 respectively for the three and six months ended June 30, 2010.

Net Income of $778,000 for the three months ended June 30, 2011 resulted in earnings of $0.15 per share, basic and $0.14 per share diluted as compared with net income of $104,000 or $0.02 per share, basic and diluted for the three months ended June 30, 2010. Net income of $1,466,000 for the six months ended June 30, 2011 resulted in earnings of $0.29 per share, basic and $0.28 per share diluted compared to a net loss of ($30,000) or ($0.00) per share basic and diluted for the six months ended June 30, 2010.

Backlog as of June 30, 2011 was $22,208,000.  This record backlog is an increase of 376.2% from the backlog of $4,664,000, reported for June 30, 2010.  In addition, the backlog has increased 123.3% from the backlog total of $9,944,000 that we reported for December 31, 2010.  During the six months ended June 30, 2011, we received approximately $24,700,000 in new orders.  Timing for completion of the backlog varies depending on the product mix and can be as long as two years.  Order backlog usually is a reasonable management tool to indicate future revenues and profits, however it does not provide an assurance of future achievement of revenues or profits as order cancellations or delays are possible.  Backlog from quarter to quarter can vary based on the timing of order placements and shipments.

During the three month period ended June 30, 2011 we raised approximately $10,000,000 from the successful public offering of common stock.  This capital will be used to further expand our operations to support the increased order levels and to explore additional growth opportunities.

Additionally, on August 5, 2011, we entered into a $7.0 million revolving credit line with HSBC Bank, USA at better terms than our previous $5 million line of credit with Capital One, N.A. which expired on August 1, 2011.

Leonard Rosenbaum, President and Chief Executive Officer stated, “During the 1st and 2nd quarter we continued to convert into increased revenue and profits the higher backlog of orders we started receiving during the second half of 2010 and our backlog has continued to increase during both Q1 and Q2 in 2011 to record levels.  In addition, a new order in Q2 included a new endeavor for a custom CVD production solution for a medical application. We continue seeing high quotation and order levels for the First Nano/CVD Division and thru our Application Laboratory, we are also continuing to find new opportunities for custom chemical vapor deposition solutions as well as their usage in manufacturing of Graphene films, Silicon Nanowires and a range of nano materials that address solar, energy generation and energy storage markets”.

CVD Equipment Corporation
Comparative Operating Results for the

	Three Months Ended		Six Months Ended

	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Revenue	$7,508,000	$3,381,000	$13,713,000	$7,103,000
Cost of revenue	$4,635,000	$2,158,000	8,557,000	4,774,000
Gross profit	$2,873,000	$1,223,000	5,157,000	2,329,000
Operating expenses	$1,671,000	$1,097,000	$3,078,000	$2,257,000
Net income (loss)	$778,000	($126,000)	2,074,000	(30,000)
Net income (loss) per common share
Basic	$0.15	$0.02	$0.29	($0.00)
Diluted	$0.14	$0.02	$0.28	($0.00)
Weighted average shares of
common stock outstanding
Basic	5,211,190	4,778,325	5,019,562	4,776,950
Diluted	5,467,704	4,813,007	5,264,530	4,817,616

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of custom and standard state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications.  CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture semiconductors, solar cells, graphene, carbon nanotubes, nanowires, LEDs, MEMS, smart glass coatings, battery and/or ultra capacitor materials, medical coatings, industrial coatings and equipment for surface mounting of components onto printed circuit boards.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements.  Certain information included in this press release by CVD Equipment Corporation (CVD), as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking.  All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management.  Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings.  All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

For further information please contact Karen Hamberg, Investor Relations by Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@CVDequipment.com